SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)





                                  ANACOMP, INC.
                                ----------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    03237E108
                                 --------------
                                 (CUSIP Number)

                                September 9, 2003
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

              [ ]   Rule 13d-1(b)
              [X]   Rule 13d-1(c)
              [ ]   Rule 13d-1(d)

CUSIP No.                             13G                           Page 2 of 24
3237E108




1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Capital Management


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [ ]


3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York


       NUMBER OF                5       SOLE VOTING POWER
         SHARES
      BENEFICIALLY                      0
        OWNED BY
          EACH                  6       SHARED VOTING POWER
       REPORTING
      PERSON WITH                       250,000

                                7       SOLE DISPOSITIVE POWER

                                        0

                                8       SHARED DISPOSITIVE POWER

                                        250,000

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               250,000 shares of Common Stock


10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                            [ ]

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               6.2%

12       TYPE OF REPORTING PERSON

               PN

CUSIP No.                             13G                           Page 3 of 24
3237E108




1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Sandler Associates


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [ ]


3        SEC USE ONLY




4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York


       NUMBER OF                5       SOLE VOTING POWER
         SHARES
      BENEFICIALLY                      173,750
        OWNED BY
          EACH                  6       SHARED VOTING POWER
       REPORTING
      PERSON WITH                       0

                                7       SOLE DISPOSITIVE POWER

                                        173,750

                                8       SHARED DISPOSITIVE POWER

                                        0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          173,750 shares of Common Stock


10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                            [ ]

11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               4.3%


12        TYPE OF REPORTING PERSON

               PN

CUSIP No.                             13G                           Page 4 of 24
3237E108





1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           Sandler Associates II, L.P.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [ ]


3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

       NUMBER OF                5       SOLE VOTING POWER
         SHARES
      BENEFICIALLY                      8,750
        OWNED BY
          EACH                  6       SHARED VOTING POWER
       REPORTING
      PERSON WITH                       0

                                7       SOLE DISPOSITIVE POWER

                                        8,750

                                8       SHARED DISPOSITIVE POWER

                                        0

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      8,750 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                            [ ]
11
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.2%

12        TYPE OF REPORTING PERSON

               PN

CUSIP No.                             13G                           Page 5 of 24
3237E108





1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           Sandler Offshore Fund, Inc.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [ ]

3        SEC USE ONLY



      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               British Virgin Islands

       NUMBER OF                5       SOLE VOTING POWER
         SHARES
      BENEFICIALLY                      67,500
        OWNED BY
          EACH                  6       SHARED VOTING POWER
       REPORTING
      PERSON WITH                       0

                                7       SOLE DISPOSITIVE POWER

                                        0

                                8       SHARED DISPOSITIVE POWER

                                        250,000

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               67,500 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                            [ ]

11
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.7%

12        TYPE OF REPORTING PERSON

               CO

CUSIP No.                             13G                           Page 6 of 24
3237E108





1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               MJDM Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [ ]

 3        SEC USE ONLY



 4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

       NUMBER OF                5       SOLE VOTING POWER
         SHARES
      BENEFICIALLY                      0
        OWNED BY
          EACH                  6       SHARED VOTING POWER
       REPORTING
      PERSON WITH                       250,000

                                7       SOLE DISPOSITIVE POWER

                                        0

                                8       SHARED DISPOSITIVE POWER

                                        250,000

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               250,000 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                            [ ]

11
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.2%

12        TYPE OF REPORTING PERSON

               CO

CUSIP No.                             13G                           Page 7 of 24
3237E108





1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Four JK Corp.


2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [ ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware

       NUMBER OF                5       SOLE VOTING POWER
         SHARES
      BENEFICIALLY                      0
        OWNED BY
          EACH                  6       SHARED VOTING POWER
       REPORTING
      PERSON WITH                       250,000

                                7       SOLE DISPOSITIVE POWER

                                        0

                                8       SHARED DISPOSITIVE POWER

                                        250,000

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               250,000 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                            [ ]

11
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.2%

12        TYPE OF REPORTING PERSON

               CO

CUSIP No.                             13G                           Page 8 of 24
3237E108





1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               ALCR Corp.

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [ ]

 3        SEC USE ONLY



 4        CITIZENSHIP OR PLACE OF ORGANIZATION

               New York

       NUMBER OF                5       SOLE VOTING POWER
         SHARES
      BENEFICIALLY                      0
        OWNED BY
          EACH                  6       SHARED VOTING POWER
       REPORTING
      PERSON WITH                       250,000

                                7       SOLE DISPOSITIVE POWER

                                        0

                                8       SHARED DISPOSITIVE POWER

                                        250,000

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               250,000 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                            [ ]

11
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.2%

12        TYPE OF REPORTING PERSON

               CO

CUSIP No.                             13G                           Page 9 of 24
3237E108








1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Andrew Sandler

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [ ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

       NUMBER OF                5       SOLE VOTING POWER
         SHARES
      BENEFICIALLY                      0
        OWNED BY
          EACH                  6       SHARED VOTING POWER
       REPORTING
      PERSON WITH                       250,000

                                7       SOLE DISPOSITIVE POWER

                                        0

                                8       SHARED DISPOSITIVE POWER

                                        250,000

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               250,000 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                            [ ]

11
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.2%

     12        TYPE OF REPORTING PERSON

               IN

CUSIP No.                             13G                          Page 10 of 24
3237E108



1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Michael J. Marocco

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [ ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

       NUMBER OF                5       SOLE VOTING POWER
         SHARES
      BENEFICIALLY                      0
        OWNED BY
          EACH                  6       SHARED VOTING POWER
       REPORTING
      PERSON WITH                       250,000

                                7       SOLE DISPOSITIVE POWER

                                        0

                                8       SHARED DISPOSITIVE POWER

                                        250,000

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               250,000 shares of Common Stock

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                            [ ]

11
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.2%

12        TYPE OF REPORTING PERSON

               IN

CUSIP No.                             13G                          Page 11 of 24
3237E108




1        NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               John Kornreich

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [ ]
                                                          (b) [ ]

3        SEC USE ONLY



4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

       NUMBER OF                5       SOLE VOTING POWER
         SHARES
      BENEFICIALLY                      0
        OWNED BY
          EACH                  6       SHARED VOTING POWER
       REPORTING
      PERSON WITH                       250,000

                                7       SOLE DISPOSITIVE POWER

                                        0

                                8       SHARED DISPOSITIVE POWER

                                        250,000

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               250,000 shares of Common Stock


10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                            [ ]


11
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.2%


12        TYPE OF REPORTING PERSON

               IN

CUSIP No.                             13G                          Page 12 of 24
3237E108

SCHEDULE 13G


Item 1.

        (a)          Name of Issuer: Anacomp, Inc.

        (b) Address of Issuer's Principal Executive Offices: 15378 Avenue of Science
                     San Diego, CA 92128

Item 2.

1.      (a)          Name of Person Filing: Sandler Capital Management

        (b)          Address of Principal Business Office, or, if none,
                     Residence: 767 Fifth Avenue New York, New York 10153

        (c)          Citizenship or Place of Organization:
                     Sandler Capital Management is a registered investment advisor and general partnership organized under the laws of the State of New York.

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 03237E108

2.      (a)          Name of Person Filing: Sandler Associates ("Sandler
                     Associates")

        (b)          Address of Principal Business Office, or, if none,
                     Residence: 767 Fifth Avenue New York, New York 10153

        (c)          Citizenship or Place of Organization:
                     Sandler Associates is a limited partnership organized under the laws of the State of New York.

        (d) Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 03237E108

3.      (a)          Name of Person Filing:  Sandler Associates II, L.P.
                     ("Sandler Associates II")

CUSIP No.                             13G                          Page 13 of 24
3237E108


        (b)          Address of Principal Business Office, or, if none,
                     Residence: 767 Fifth Avenue New York, New York 10153

        (c)          Citizenship or Place of Organization:
                     Sandler Associates II is a limited partnership organized under the laws of the State of New York.

        (d) Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 03237E108

4. (a)               Name of Person Filing: Sandler Offshore Fund, Inc.
                     ("Sandler Offshore")

        (b)          Address of Principal Business Office, or, if none,
                     Residence: 767 Fifth Avenue New York, New York 10153

        (c)          Citizenship or Place of Organization:
                     Sandler Offshore is a corporation organized under the laws of the British Virgin Islands.

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e) CUSIP Number: 03237E108

5.      (a)          Name of Person Filing: MJDM Corp.

        (b)          Address of Principal Business Office, or, if none,
                     Residence: 767 Fifth Avenue New York, New York 10153

        (c)          Citizenship or Place of Organization:
                     MJDM Corp. is a corporation organized under the laws of the State of New York.

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e) CUSIP Number: 03237E108

6.      (a)          Name of Person Filing: Four JK Corp.

        (b)          Address of Principal Business Office, or, if none,
                     Residence: 767 Fifth Avenue New York, New York 10153

CUSIP No.                             13G                          Page 14 of 24
3237E108

        (c)          Citizenship or Place of Organization:
                     Four JK Corp. is a corporation organized under the laws of the State of Delaware.

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e) CUSIP Number: 03237E108

7.      (a)          Name of Person Filing: ALCR Corp.

        (b)          Address of Principal Business Office, or, if none,
                     Residence: 767 Fifth Avenue New York, New York 10153

        (c)          Citizenship or Place of Organization:
                     ALCR Corp. is a corporation organized under the laws of the State of New York.

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 03237E108

8.      (a)          Name of Person Filing: Andrew Sandler

        (b)          Address of Principal Business Office, or, if none,
                     Residence: 767 Fifth Avenue New York, New York 10153

        (c)          Citizenship or Place of Organization: United States

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 03237E108

9.      (a)          Name of Person Filing: Michael J. Marocco

        (b)          Address of Principal Business Office, or, if none,
                     Residence: 767 Fifth Avenue New York, New York 10153

        (c)          Citizenship or Place of Organization: United States

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 03237E108

CUSIP No.                             13G                          Page 15 of 24
3237E108

10.     (a)          Name of Person Filing: John Kornreich

        (b)          Address of Principal Business Office, or, if none,
                     Residence: 767 Fifth Avenue New York, New York 10153

        (c)          Citizenship or Place of Organization: United States

        (d)          Title of Class of Securities: Common Stock, $0.01 par value

        (e)          CUSIP Number: 03237E108

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                                 Not applicable.

Item 4.              Ownership.

                     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                     1.  Sandler Capital Management:

                     (a) Amount beneficially owned: 250,000(1)(2) shares of Common Stock, $0.01 cents par value, of Anacomp, Inc. Reporting Person is managed by a committee (the "Management Committee") consisting of the principal stockholders of ALCR Corp., MJDM Corp., and Four JK Corp. (Andrew Sandler, Michael J. Marocco and John Kornreich). All decisions regarding Sandler Associates, Sandler Associates II and Sandler Offshore's investment in the securities of the Issuer require the consent of the Management Committee. Sandler Capital Management is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                     (b) Percent of class: 6.2%

                     (c) Number of shares as to which the person has:

                         (i) Sole power to vote or to direct the vote: 0 shares

                         (ii)   Shared power to vote or to direct the vote:
                                250,000 (1)(2) shares

                         (iii) Sole power to dispose or to direct the disposition of: 0 shares

CUSIP No.                   13G                          Page 16 of 24
3237E108

                         (iv) Shared power to dispose or to direct the disposition of: 250,000(1)(2) shares

                     2. Sandler Associates:

                     (a) Amount beneficially owned: 173,750 shares of Common Stock, $0.01 par value, of Anacomp, Inc.

                     (b)        Percent of class: 4.3%

                     (c)        Number of shares as to which the person has:

                                (i)   Sole power to vote or to direct the vote:
                                      173,750 shares

                                (ii)  Shared power to vote or to direct the
                                      vote: 0 shares

                                (iii) Sole power to dispose or to direct the
                                      disposition of: 173,750 shares

                                (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     3. Sandler Associates II, L.P.:

                     (a) Amount beneficially owned: 8,750 shares of Common Stock, $0.01 par value, of Anacomp, Inc.

                     (b)        Percent of class: 0.2%

                     (c)        Number of shares as to which the person has:

                                (i)   Sole power to vote or to direct the vote:
                                      8,750 shares

                                (ii)  Shared power to vote or to direct the
                                      vote: 0 shares

                                (iii) Sole power to dispose or to direct the
                                      disposition of: 8,750 shares

                                (iv)  Shared power to dispose or to direct the
                                     disposition of: 0 shares

                     4. Sandler Offshore Fund, Inc.

                     (a) Amount beneficially owned: 67,500 shares of Common Stock, $0.01 par value, of Anacomp, Inc.

CUSIP No.                             13G                          Page 17 of 24
3237E108

                     (b)              Percent of class: 1.7%

                     (c)              Number of shares as to which the person
                                      has:

                                (i)   Sole power to vote or to direct the vote:
                                      67,500 shares

                                (ii)  Shared power to vote or to direct the
                                      vote: 0 shares

                                (iii) Sole power to dispose or to direct the
                                      disposition of: 67,500 shares

                                (iv) Shared power to dispose or to direct the disposition of: 0 shares

                     5. ALCR Corp.:

                     (a) Amount beneficially owned: 250,000(1)(2) shares of Common Stock, $0.01 par value, of Anacomp, Inc. Reporting Person is a general partner of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                     (b)        Percent of class: 6.2%

                     (c)        Number of shares as to which the person has:

                                (i)   Sole power to vote or to direct the vote:
                                      0 shares

                                (ii)  Shared power to vote or to direct the
                                      vote:  250,000 (1)(2) shares

                                (iii) Sole power to dispose or to direct
                                      the disposition of: 0 shares

                                (iv) Shared power to dispose or to direct the disposition of: 250,000 (1)(2) shares

                     6. MJDM Corp.:

                     (a) Amount beneficially owned: 250,000 (1)(2) shares of Common Stock, $0.01 par value, of Anacomp, Inc. Reporting Person is a general partner of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                     (b)        Percent of class: 6.2%

CUSIP No.                             13G                          Page 18 of 24
3237E108

                     (c)        Number of shares as to which the person has:

                                (i)   Sole power to vote or to direct the vote:
                                      0 shares

                                (ii)  Shared power to vote or to direct the
                                      vote:  250,000 (1)(2) shares

                                (iii) Sole power to dispose or to direct the
                                      disposition of: 0 shares

                                (iv) Shared power to dispose or to direct the disposition of: 250,000 (1)(2) shares

                     7. Four JK Corp.:

                     (a) Amount beneficially owned: 250,000 (1)(2) shares of Common Stock, $0.01 par value, of Anacomp, Inc. Reporting Person is a general partner of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                     (b)        Percent of class: 6.2%

                     (c)        Number of shares as to which the person has:

                                (i) Sole power to vote or to direct the vote:
0 shares

                                (ii)  Shared power to vote or to direct the
                                      vote:  250,000 (1)(2) shares

                                (iii) Sole power to dispose or to direct the
                                      disposition of: 0 shares

                                (iv) Shared power to dispose or to direct the disposition of: 250,000 (1)(2) shares

                     8. Andrew Sandler:

                     (a) Amount beneficially owned: 250,000 (1)(2) shares of Common Stock, $0.01 par value, of Anacomp, Inc. Reporting Person is the sole shareholder of ALCR Corp., a member of the Management Committee of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                     (b)        Percent of class: 6.2%

                     (c)        Number of shares as to which the person has:

                                (i)   Sole power to vote or to direct the vote:
0 shares

CUSIP No.                             13G                          Page 19 of 24
3237E108

                                (ii)  Shared power to vote or to direct the
                                      vote:  250,000 (1)(2) shares

                                (iii) Sole power to dispose or to direct
                                      the disposition of: 0 shares

                                (iv) Shared power to dispose or to direct the disposition of: 250,000 (1)(2) shares

                     9. Michael J. Marocco:

                     (a) Amount beneficially owned: 250,000 (1)(2) shares of Common Stock, $0.01 par value, of Anacomp, Inc. Reporting Person is the sole shareholder of MJDM Corp., a member of the Management Committee of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II and Sandler Offshore.

                     (b)        Percent of class: 6.2%

                     (c)        Number of shares as to which the person has:

                                (i)   Sole power to vote or to direct the vote:
0 shares

                                (ii)  Shared power to vote or to direct the
                                      vote: 250,000 (1)(2) shares

                                (iii) Sole power to dispose or to direct
                                      the disposition of: 0 shares

                                (iv) Shared power to dispose or to direct the disposition of: 250,000 (1)(2) shares

                     10. John Kornreich:

                     (a) Amount beneficially owned: 250,000 (1)(2) shares of Common Stock, $0.01 par value, of Anacomp, Inc. Reporting Person is the majority shareholder of Four JK Corp., a member of the Management Committee of Sandler Capital Management, which is the investment advisor of Sandler Associates, Sandler Associates II, and Sandler Offshore.

                     (b)        Percent of class: 6.2%

                     (c)        Number of shares as to which the person has:

                                (i)   Sole power to vote or to direct the vote:
0 shares

                                (ii)  Shared power to vote or to direct the
                                      vote:  250,000 (1)(2) shares

CUSIP No.                             13G                          Page 20 of 24
3237E108

                                (iii) Sole power to dispose or to direct
                                      the disposition of: 0 shares

                                (iv) Shared power to dispose or to direct the disposition of: 250,000 (1)(2) shares

-------------------------

(1) Includes 173,750, 8,750 and 67,500 shares of Common Stock beneficially owned by Sandler Associates, Sandler Associates II and Sandler Offshore, respectively.

(2) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

Item 5.              Ownership of Five Percent or Less of a Class.

                     Not applicable.

Item 6.              Ownership of More Than Five Percent on Behalf of Another
                     Person.

                     See Item 4.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                     Not applicable.

Item 8.              Identification and Classification of Members of the Group.

                     See Exhibit A for Joint Filing Agreement.

Item 9.              Notice of Dissolution of Group.

                                 Not applicable.

Item 10.             Certifications.

                     By signing below each party certifies that, to the best of his, her or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and dare not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.                             13G                          Page 21 of 24
3237E108


                                                                       SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  September 18, 2003                      SANDLER CAPITAL MANAGEMENT
                                               By: MJDM Corp., a general partner

                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

Date:  September 18, 2003                      SANDLER ASSOCIATES

                                               By:    /s/ Andrew Sandler
                                                      --------------------------
                                               Name:  Andrew Sandler
                                               Title: General Partner

Date:  September 18, 2003                      SANDLER ASSOCIATES II, L.P.

                                               By:    /s/ Andrew Sandler
                                                      --------------------------
                                               Name:  Andrew Sandler
                                               Title: General Partner

Date:  September 18, 2003                      SANDLER OFFSHORE FUND, INC.

                                               By:    /s/ Steven Warshavsky
                                                      --------------------------
                                               Name:  Steven Warshavsky
                                               Title: Director

CUSIP No.                             13G                          Page 22 of 24
3237E108



Date:  September 18, 2003                      ALCR CORP.


                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

Date:  September 18, 2003                      MJDM CORP.


                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

Date:  September 18, 2003                      FOUR JK CORP.


                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President


Date:  September 18, 2003                      By:    /s/ Andrew Sandler
                                                      --------------------------
                                               Name:  Andrew Sandler


Date:  September 18, 2003                      By:    /s/ Michael J. Marocco
                                                      --------------------------
                                               Name:  Michael J. Marocco


Date:  September 18, 2003                      By:     /s/ John Kornreich
                                                      --------------------------
                                               Name:  John Kornreich

CUSIP No.                             13G                          Page 23 of 24
3237E108


                                                                       Exhibit A

                                                          JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Anacomp, Inc. and that this Agreement be included as an Exhibit to such statement.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 18 day of September, 2003.

Date:  September 18, 2003                      SANDLER CAPITAL MANAGEMENT
                                               By: MJDM Corp., a general partner

                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

Date:  September 18, 2003                      SANDLER ASSOCIATES

                                                 By:  /s/ Andrew Sandler
                                                      --------------------------
                                               Name:  Andrew Sandler
                                               Title: General Partner

Date:  September 18, 2003                      SANDLER ASSOCIATES II, L.P.

                                               By:    /s/ Andrew Sandler
                                                      --------------------------
                                               Name:  Andrew Sandler
                                               Title: General Partner

Date:  September 18, 2003                      SANDLER OFFSHORE FUND, INC.

                                               By:    /s/ Steven Warshavsky
                                                      --------------------------
                                                      Name:  Steven Warshavsky
                                                      Title:    Director

Date:  September 18, 2003                      ALCR Corp.

                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

CUSIP No.                             13G                          Page 24 of 24
3237E108



Date:  September 18, 2003                      MJDM Corp.

                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

Date:  September 18, 2003                      Four JK Corp.

                                               By:    /s/ Moira Mitchell
                                                      --------------------------
                                               Name:  Moira Mitchell
                                               Title: President

Date:  September 18, 2003                      By:    /s/ Andrew Sandler
                                                      --------------------------
                                                      Name:  Andrew Sandler

Date:  September 18, 2003                      By:    /s/ Michael J. Marocco
                                                      --------------------------
                                                      Name:  Michael J. Marocco

Date:  September 18, 2003                      By:    /s/ John Kornreich
                                                      --------------------------
                                                      Name:  John Kornreich